Exhibit 99.1
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
DW 04-048
CITY OF NASHUA
RSA 38 Proceeding re Pennichuck Water Works
JOINT MOTION TO ESTABLISH SCHEDULE TO UPDATE VALUATION AND
MAKE FINAL DETERMINATION OF PRICE
NOW COME the City of Nashua (the “City”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck Corporation (“Pennichuck”), Pennichuck East Utility, Inc., Pittsfield Aqueduct Company, Inc. and Pennichuck Water Service Corporation (collectively “the Moving Parties”) and jointly move the Commission to issue a scheduling order for the purpose of establishing a process by which the eminent domain valuation of the plant and property of PWW will be updated and to make a final determination of the price to be paid for such plant and property. In support thereof, the Moving Parties state as follows:
1. On July 25, 2008, the Commission determined in its Order No. 24,878 (the “Taking Order”) that Nashua’s taking of the plant and property of PWW is in the public interest. The New Hampshire Supreme Court affirmed that determination in its opinion dated March 25, 2010. The court issued its mandate on April 7, 2010, which thereby became the effective date of the court’s order.
2. In its Taking Order, the Commission also established a value of $203 million for PWW’s plant and property as of December 31, 2008. The New Hampshire Supreme Court also affirmed this determination.

3. In making its valuation determination in the Taking Order, the Commission stated that “in eminent domain proceedings, the relevant date for valuation purposes is ‘the day of the taking’ [citations omitted].” Taking Order at 92. The Commission anticipated in the Taking Order that, in order for Nashua to complete the acquisition of PWW’s plant and property there would be a need for “additional procedural steps that, to the extent Nashua prevails in any rehearing or appeal and elects to proceed, would likely result in a ratifying vote pursuant to RSA 38:13 in the last quarter of 2008 or the first quarter of 2009.” Id. at 93. The Commission further stated that, because the parties had utilized December 31, 2004 as the date of valuation for purposes of the evidence presented at hearing, “[a]ny date after December 31, 2004 ... requires an update.” Id. at 92-93.
4. The rehearing and appellate process contemplated by the Commission in its Taking Order extended well beyond the date anticipated by the Commission, and therefore the value determined as of December 31, 2008 must be further updated because, without such a determination, the City will not know the actual price that it will ultimately be required to bond and pay for the assets proposed to be acquired.
5. As part of the process of updating and finalizing the value for PWW’s assets, the Moving Parties are prepared to stipulate to a methodology for determining the final value. More specifically, because the need to update the preliminary value set forth in the Taking Order arises primarily from the fact that PWW has added new assets since the December 31, 2008 valuation date used by the Commission, the Moving Parties agree that the final valuation should be determined by adjusting the preliminary $203 million purchase price by an amount equal to the additions and retirements and accumulated depreciation reserves with respect to assets placed in service, or retired from service, after December 31, 2008, consistent with the asset updating approach used by the Commission in the Taking Order at page 89; provided, however, that such updating approach expressly excludes the section on page 89 of the Taking Order referencing the income approach.

6. Unless the Commission establishes a process by which the preliminary price for PWW’s plant and property determined in the Taking Order can be updated, the City will not be in a position to schedule and take the ratification vote required by RSA 38:13 because neither the City (nor Pennichuck or PWW) will know the “final determination of the price to be paid for the plant and property to be acquired” or the final amount to be bonded by the City so that it has the proceeds necessary to pay the purchase price. See RSA 38:13.
7. Additionally, as the Moving Parties have stated publicly, they remain interested in reaching a negotiated resolution of this proceeding, which could include a possible sale of stock of Pennichuck and/or any of its subsidiaries to the City. If the Moving Parties reach agreement on such a consensual transaction, then, as contemplated by Ch. 347:5 of the Laws of 2007 (as recently amended by Ch. 1:118 of the Laws of the 2010 Special Session), they intend to submit such a transaction to the Commission for its approval, and the price agreed to would constitute the final determination of price contemplated by RSA 38:13 that is subject to ratification by the City’s Board of Aldermen, thereby rendering it unnecessary for the Commission to update the preliminary value determined in the Taking Order for PWW’s plant and property.
8. Accordingly, the City and Pennichuck jointly request that the Commission issue a scheduling order for the purpose of establishing a process to determine the final price for the plant and property of PWW to be taken pursuant to the Taking Order. Furthermore, in light of the interest of the Moving Parties in reaching a consensual transaction as described in Paragraph 7 of this Motion, the Moving Parties jointly request that the Commission issue a scheduling order providing for the following deadlines:

October 1, 2010:	The Moving Parties shall jointly or individually submit a written report concerning the status of any discussions concerning their efforts to reach a consensual resolution (the “Status Report”).
October 8, 2010	Commission issues Order of Notice scheduling procedural conference for October 28, 2010, pursuant to N.H. Admin. Rules Puc 203.15.
October 28, 2010:	Procedural Conference
a.	If the Status Report indicates that the Moving Parties have reached an alternative consensual resolution, the Moving Parties will recommend a schedule for the Commission’s review of that resolution.

b.
If the Status Report indicates that the Moving Parties have not reached an alternative consensual resolution, the Moving Parties will recommend a process and schedule for reaching a final determination of price, consistent with the asset methodology described above in this Motion. (It is anticipated that the Moving Parties, Commission staff and all intervenors would meet off the record to discuss these matters and report back to the Commission regarding any agreements that can be reached.)

WHEREFORE, the Moving Parties respectfully jointly request that the Commission:

(a) Issue a scheduling order for the purposes set forth in this motion; and

(b) Grant such other relief as may be just and reasonable and consistent with the public interest.

Respectfully submitted,

CITY OF NASHUA

By Its Attorneys

RATH, YOUNG AND PIGNATELLI, P.C.

By:	/s/ Paul A. Burkett

William F.J. Ardinger
Paul A. Burkett
Andrew W. Serell
One Capital Plaza, P.O. Box 1500
Concord, NH 03301
(603) 226-2600

PENNICHUCK CORPORATION PENNICHUCK WATER WORKS, INC. PENNICHUCK EAST UTILITY, INC. PITTSFIELD AQUEDUCT COMPANY, INC PENNICHUCK WATER SERVICE CORPORATION

By Its Attorneys

McLANE, GRAF, RAULERSON & MIDDLETON PROFESSIONAL ASSOCIATION

By:	/s/ Steven V. Camerino

Thomas J. Donovan
Steven V. Camerino
Sarah B. Knowlton
11 So. Main Street, Suite 500
Concord, New Hampshire 03301
CERTIFICATE OF SERVICE
I hereby certify that a copy of the foregoing has been served this day on all persons on the Commission’s official service list in this proceeding.

Date: June 30, 2010	/s/ Steven V. Camerino
Steven V. Camerino